EXHIBIT 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS
▪	Revenue increases approximately 14% year-over-year

▪	Total Degreed Enrollment increases 11% year-over-year

▪	Bad Debt, as a percentage of net revenue, declines versus a year ago

▪	Board of Directors authorizes share repurchases of up to $500 million
Phoenix, Arizona, July 1, 2008 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or “the Company”) today reported unaudited financial results for the three and nine months ended May 31, 2008.
Unaudited Third Quarter of Fiscal 2008 Results of Operations
Consolidated revenues for the three months ended May 31, 2008, totaled $835.2 million, which represents a 13.9% increase over the third quarter of fiscal 2007. Total Degreed Enrollment grew by 11.0% year-over-year to 345,300. The Company reported net income for the three months ended May 31, 2008, of $139.1 million, or $0.85 per share (163.8 million weighted average diluted shares outstanding), compared to net income of $131.4 million, or $0.75 per share (174.6 million weighted average diluted shares outstanding) for the three months ended May 31, 2007. During the third quarter of fiscal 2008, the Company repurchased approximately 9.8 million shares of its common stock at a weighted average purchase price of approximately $46 for a total expenditure of $454 million. On June 27, 2008, the Board of Directors authorized an increase of the share repurchase program to an aggregate of $500 million.
Before giving effect to a special item of $1.6 million due to the securities class action verdict in the third quarter of fiscal 2008, and to special items related to the stock option investigation and restatement costs of $7.6 million in the third quarter of fiscal 2007, net income was $140.1 million, or $0.85 per share in the third quarter of fiscal 2008, as compared to net income of $136.0 million, or $0.78 per share in the third quarter of fiscal 2007.
Excluding share-based compensation expense of $14.4 million and the special item related to the securities class action verdict of $1.6 million in the third quarter of fiscal 2008, and share-based compensation expense of $8.9 million and stock option investigation and restatement costs of $7.6 million in the third quarter of fiscal 2007, net income would have been $148.8 million, or $0.91 per share in the third quarter of fiscal 2008, as compared to net income of $141.4 million, or $0.81 per share in the third quarter of fiscal 2007.
(See the reconciliation of Generally Accepted Accounting Principles (“GAAP”) financial information to non-GAAP financial information in the tables section of this press release.)

“We reported another quarter of solid revenue and enrollment growth, and importantly, we experienced improvement in the growth rate of New Degreed Enrollments as compared to last quarter,” said Joe D’Amico, President, Chief Financial Officer and Treasurer of Apollo Group. “While the overall cost to acquire a student has increased versus a year ago, we still believe that we are on the right track by bringing our marketing intelligence in-house with Aptimus and that the investments we’re making today will lower our student acquisition costs over time and help us to better communicate our brands.”
Greg Cappelli, Executive Vice President, Global Strategy and Assistant to the Executive Chairman added, “We continue to invest in new and existing areas including retention, new programs, resource centers and marketing, where we can leverage Apollo’s infrastructure and experience. We are also pleased to announce that Insight Schools will start the 2008 school year with 11 schools in 10 states. The virtual high school market is strong and we are excited about their prospects. We recently announced the formation of Meritus University, a new Canadian degree-granting institution which will begin enrolling students this Fall. Lastly, during the quarter we closed Apollo Global’s first transaction, the acquisition of Chilean-based UNIACC. Apollo Global has many solid opportunities to pursue abroad and their talented team is working diligently on these efforts.”
Instructional costs and services increased by $26.6 million, or 8.3% to $347.6 million for the three months ended May 31, 2008, from $321.0 million in the three months ended May 31, 2007. As a percentage of net revenue, instructional costs and services declined to 41.6% versus 43.8% in the prior year quarter, primarily as a result of decreases as a percentage of net revenue, in bad debt expense and classroom lease expenses and depreciation. These decreases were partially offset by an increase, as a percentage of net revenue, in employee compensation and related expenses which is due, in part, to investments in Insight Schools and increases to the Company’s compensation rates for academic and financial counselors.
As previously reported, during the first quarter of fiscal 2008, the Company reviewed the components of bad debt expense and identified certain items that should have been classified as discounts or refunds (reduction of tuition revenue) rather than bad debt expense. No reclassification was made for prior periods as the amounts were not material to prior period financial statements and had no effect on reported net income. Had the Company reclassified these items in the third quarter of fiscal 2007, the amounts reported for net revenue, and bad debt expense would have been $5.0 million lower. On a comparable basis, bad debt expense, as a percentage of net revenue, decreased approximately 160 basis points from 4.0% in the third quarter of fiscal 2007 to 2.4% in the third quarter of fiscal 2008. This decrease is primarily due to the continued focus on front-end collections as well as improvements in student retention rates. Retention and bad debt expense can vary seasonally, and as a result, bad debt expense as a percentage of net revenue may fluctuate from quarter-to-quarter.
Selling and promotional expenses increased by $40.7 million, or 25.0%, to $203.6 million for the three months ended May 31, 2008, from $162.9 million in the three months ended May 31, 2007. As a percentage of net revenue, selling and promotional expenses increased to 24.4%, from 22.2% in the prior year’s third quarter. This was a result of an increase, as a percentage of net revenue, in enrollment counselors’ compensation and related expenses, advertising and other selling and promotional expenses. Included in other selling and promotional costs are expenses related to Aptimus which the Company acquired in the first quarter of 2008. The increase represents investments made to drive and support future growth of New Degreed Enrollments. Selling and promotional expenses per New Degreed Enrollment increased versus a year ago, and this trend may continue into the near future; however, the Company believes its efforts and investments will help it reduce these costs over the long-term.
General and administrative (“G&A”) expenses for the three months ended May 31, 2008, increased by $14.8 million, or 32.1%, to $60.9 million, from $46.1 million in the three months ended May 31, 2007. As reported, G&A, as a percentage of net revenue, increased to 7.3% in the third quarter of 2008, versus 6.3% in the comparable period a year ago. Excluding special items in the third quarter of fiscal 2007, primarily related to the stock option investigation and restatement costs of $7.6 million, G&A expenses were $38.5 million, or 5.2% of net revenue, for the three months ended May 31, 2007. The increase to 7.3%, as a percentage of net revenue, in the third quarter of 2008, is mainly attributable to increases, as a percentage of net revenue, in salary and related payroll costs due to higher employee headcount, increased share-based compensation expense and higher legal fees.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for fiscal 2008.

	Q1 2008	Q2 2008	Q3 2008
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$773,114	$692,355	$819,445
Less: Discounts and Other	(35,083)	(41,463)	(39,231)

Degree Seeking Net Revenues (1)	738,031	650,892	780,214
Non-degree Seeking Revenues (1)	5,038	5,322	10,171
Other (2)	37,605	37,429	44,832

	$780,674	$693,643	$835,217

Revenue by Degree Type (in thousands) (1)
Associates	$218,642	$204,050	$248,171
Bachelors	360,324	315,127	365,960
Masters	179,414	158,649	188,917
Doctoral	14,734	14,529	16,397
Less: Discounts and Other	(35,083)	(41,463)	(39,231)

	$738,031	$650,892	$780,214

Degreed Enrollment (1) (3)
Associates	114,300	121,200	134,300
Bachelors	137,800	136,400	137,900
Masters	67,300	67,000	67,300
Doctoral	5,600	5,600	5,800

	325,000	330,200	345,300

Degree Seeking Gross Revenues per Degreed Enrollment (1) (3)
Associates	$1,913	$1,684	$1,848
Bachelors	2,615	2,310	2,654
Masters	2,666	2,368	2,807
Doctoral	2,631	2,594	2,827
All degrees (after discounts)	2,271	1,971	2,260

New Degreed Enrollments (1) (4)
Associates	33,700	31,100	37,100
Bachelors	21,800	21,500	21,900
Masters	12,400	11,800	11,600
Doctoral	800	600	800

	68,700	65,000	71,400

(1)	Represents information for UPX and Axia College only (students enrolled in our Axia programs within UPX and WIU). Degree seeking students (and related revenues) include students participating in certificate programs of at least 18 credit hours in length with some course applicability into a related degree program. Non-degree seeking students include all other certificate programs, single course and continuing education students.

(2)	Represents revenues from IPD, CFP, WIU (excluding Axia College which is included in (1) ), Insight Schools, Apollo Global and other.

(3)	Represents individual students enrolled in degree programs that attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollments include any student who graduated from one degree program and started a new degree program (for example, a graduate of the associates degree program returns for a bachelors degree or a bachelors degree graduate returns for a masters degree, etc.) (rounded to hundreds).

(4)	Represents any student who is a new student and starts a program in the quarter, any student who graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associates degree program returns for a bachelors degree or a bachelors degree graduate returns for a masters degree), as well as any student who started a program in the quarter and had been out of attendance for greater than 12 months (rounded to hundreds).

Unaudited First Nine Months of Fiscal 2008 Results of Operations
Consolidated revenues for the nine months ended May 31, 2008, were $2.3 billion, a 14.9% increase over the first nine months of fiscal 2007. Average Degreed Enrollment grew by 11.0% for the nine months ended May 31, 2008 as compared to the nine months ended May 31, 2007.
The Company reported net income of $246.9 million, or $1.47 per share, (167.7 million weighted average diluted shares outstanding), and $305.7 million, or $1.75 per share, (174.6 million weighted average diluted shares outstanding) for the nine months ended May 31, 2008, and May 31, 2007, respectively.
Before giving effect to the securities class action litigation charge and interest of $170.0 million in the nine months ended May 31, 2008, and to special items related to the stock option investigation and restatement costs of $27.8 million in the nine months ended May 31, 2007, net income was $350.2 million, or $2.09 per share in the first nine months of fiscal 2008, as compared to net income of $322.5 million, or $1.85 per share in the first nine months of fiscal 2007.
Excluding total share-based compensation of $49.5 million as well as the securities litigation charges in the first nine months of fiscal 2008, and share-based compensation expense of $40.8 million and stock option investigation and restatement costs of $15.7 million (net of the $12.1 million stock option modification included in share-based compensation) in the first nine months of fiscal 2007, net income would have been $380.3 million, or $2.27 per share in the first nine months of fiscal 2008, as compared to net income of $339.8 million, or $1.95 per share in the first nine months of fiscal 2007.
(See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of May 31, 2008, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $302.5 million as compared to $392.7 million as of August 31, 2007. Also excluded from this balance at May 31, 2008, is $95.0 million of cash pledged as collateral for a bond posted by the Company in connection with the securities class action verdict announced during the fiscal second quarter.
Restricted cash and student deposits increased approximately $64.5 million and $58.7 million since August 31, 2008, respectively. These increases were primarily due to increased student enrollment.
At May 31, 2008, accounts receivable declined to $184.2 million from $190.9 million at August 31, 2007, resulting in days sales outstanding (“DSO”) declining to 26 days for the third quarter as compared to 36 days in the third quarter of 2007, and from 38 days at August 31, 2007. The decrease in DSO is primarily due to improvements in processing time for the receipt of student financial aid, the write-off of approximately $28.4 million in previously reserved uncollectible accounts receivable during the quarter and seasonality. As a result of seasonality, DSO may fluctuate from quarter-to-quarter.

Goodwill increased by $36.4 million to $66.0 million at May 31, 2008, from $29.6 million at August 31, 2007, primarily due to the acquisition of Aptimus, Inc. in the first quarter of 2008.
Intangible assets, net, increased by $19.5 million to $21.7 million at May 31, 2008, from $2.2 million at August 31, 2007, primarily due to the acquisition of Aptimus, Inc. in the first quarter of fiscal 2008 and Apollo Global’s acquisition of UNIACC in the third quarter of fiscal 2008.
Deferred tax assets increased by $77.4 million to $208.4 million at May 31, 2008, from $131.0 million at August 31, 2007, mainly due to the accounting for the tax effects of the securities litigation charge.
Long-term liabilities (including current portion) increased by $240.8 million to $333.8 million at May 31, 2008, from $93.0 million at August 31, 2007, primarily due to the securities litigation charge and the reclassification from income taxes payable of approximately $53.0 million related to the adoption of FIN 48, Accounting for Uncertain Tax Positions.
Deferred revenue at May 31, 2008, increased to $206.0 million from $167.3 million at August 31, 2007, and increased from $150.0 million at May 31, 2007. The increase from the prior year quarter is principally due to increased student enrollment.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Tuesday, July 1, 2008. The call may be accessed by dialing (877) 292-6888 (domestic) or (706) 634-1393 (international). The conference ID number is 46892453. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or at (706) 645-9291 (conf. ID # 46892453) until July 11, 2008.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states (as of May 31, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online, throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, Degreed Enrollment and New Degreed Enrollments, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
-Tables to Follow-

Apollo Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	As of
	May 31,	August 31,
($ in thousands)	2008	2007
Assets:
Current assets
Cash and cash equivalents	$237,072	$339,319
Restricted cash and cash equivalents	360,929	296,469
Marketable securities, current portion	28,366	31,278
Accounts receivable, net	184,183	190,912
Deferred tax assets, current portion	46,814	50,885
Other current assets	24,683	16,515

Total current assets	882,047	925,378
Property and equipment, net	421,588	364,207
Restricted cash for bond collateralization	95,000	—
Marketable securities, less current portion	37,035	22,084
Goodwill	66,017	29,633
Intangible assets, net	21,656	2,214
Deferred tax assets, less current portion	161,583	80,077
Other assets	27,295	26,270

Total assets	$1,712,221	$1,449,863

Liabilities and Shareholders’ Equity:
Current liabilities
Accounts payable	$42,234	$80,729
Accrued liabilities	116,637	103,651
Current portion of long-term liabilities	80,808	21,093
Income taxes payable	30,753	43,351
Student deposits	386,755	328,008
Current portion of deferred revenue	205,795	167,003

Total current liabilities	862,982	743,835
Deferred revenue, less current portion	210	295
Long-term liabilities, less current portion	253,037	71,893

Total liabilities	1,116,229	816,023

Commitments and contingencies

Minority interest	6,599	—

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	7,923	—
Apollo Group Class A treasury stock, at cost	(1,783,570)	(1,461,368)
Retained earnings	2,367,131	2,096,385
Accumulated other comprehensive loss	(2,195)	(1,281)

Total shareholders’ equity	589,393	633,840

Total liabilities and shareholders’ equity	$1,712,221	$1,449,863

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(in thousands, except per share data)	2008	2007	2008	2007
Revenues:
Tuition and other, net	$835,217	$733,392	$2,309,534	$2,009,871

Costs and expenses:
Instructional costs and services	347,598	321,050	1,008,609	910,244
Selling and promotional	203,644	162,901	582,257	485,276
General and administrative	60,910	46,069	167,203	139,198
Estimated securities litigation loss	1,566	—	169,966	—

Total costs and expenses	613,718	530,020	1,928,035	1,534,718

Income from operations	221,499	203,372	381,499	475,153
Interest income and other, net	3,329	8,530	21,037	21,940

Income before income taxes and minority interest	224,828	211,902	402,536	497,093
Provision for income taxes	85,951	80,464	155,833	191,443
Minority interest, net of tax	(229)	—	(229)	—

Net income	$139,106	$131,438	$246,932	$305,650

Earnings per share:

Basic income per share	$0.85	$0.76	$1.49	$1.77

Diluted income per share	$0.85	$0.75	$1.47	$1.75

Basic weighted average shares outstanding	162,751	173,188	165,919	173,165

Diluted weighted average shares outstanding	163,841	174,620	167,737	174,588

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months
	Ended May 31,
($ in thousands)	2008	2007
Cash flows provided by (used in) operating activities:
Net income	$246,932	$305,650
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	49,451	40,766
Excess tax benefits from share-based compensation	(17,947)	(2,290)
Depreciation and amortization	59,073	55,317
Amortization of deferred gain on sale-leaseback	(1,339)	(1,317)
Amortization of marketable securities discount and premium, net	60	152
Provision for uncollectible accounts receivable	79,255	83,303
Minority interest	(229)	—
Estimated securities litigation loss	165,748	—
Deferred income taxes	(69,401)	(34,843)
Changes in assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(39,515)	(102,271)
Other assets	(9,314)	(5,276)
Accounts payable and accrued liabilities	(21,907)	(15,640)
Income taxes payable	57,294	29,045
Student deposits	58,747	43,212
Deferred revenue	7,701	13,727
Other liabilities	3,833	(3,073)

Net cash provided by operating activities	568,442	406,462

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(67,834)	(38,338)
Additions to land and buildings related to new headquarters	(12,408)	(32,072)
Acquisitions, net of cash acquired	(70,302)	(15,079)
Purchase of marketable securities including auction-rate securities	(875,098)	(969,460)
Maturities of marketable securities including auction-rate securities	864,551	1,008,861
Collateralization of bond posted for securities litigation matter	(95,000)	—
Increase in restricted cash and cash equivalents	(64,460)	(48,697)

Net cash used in investing activities	(320,551)	(94,785)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(709)	—
Borrowings under line of credit	250,000	—
Repayments of line of credit	(250,000)	—
Purchase of Apollo Group Class A common stock	(454,362)	—
Issuance of Apollo Group Class A common stock	80,721	5,278
Minority interest contributions	6,975	—
Excess tax benefits from share-based compensation	17,947	2,290

Net cash provided by (used in) financing activities	(349,428)	7,568

Effect of foreign currency transaction loss, net	(710)	(329)

Net increase (decrease) in cash and cash equivalents	(102,247)	318,916

Cash and cash equivalents, beginning of period	339,319	309,058

Cash and cash equivalents, end of period	$237,072	$627,974

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$168,092	$197,237
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$7,843	$3,406
Purchases of property and equipment included in accounts payable	$4,630	$5,772
Settlement of liability-classified awards through the issuance of treasury stock	$16,340	$—
Unrealized loss on auction-rate securities	$803	$—

Apollo Group, Inc. and Subsidiaries
Detailed Expense Tables
Instructional costs and services

	Three Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$126.5	$106.1	15.1%	14.5%	19.2%
Faculty compensation	71.6	62.7	8.6%	8.5%	14.2%
Classroom lease expenses and depreciation	52.9	50.9	6.3%	6.9%	3.9%
Other instructional costs and services	52.5	45.2	6.3%	6.2%	16.2%
Bad debt expense	20.3	34.3	2.4%	4.7%	-40.8%
Financial aid processing costs	18.9	16.7	2.3%	2.3%	13.2%
Share-based compensation	4.9	5.1	0.6%	0.7%	-3.9%

Instructional costs and services	$347.6	$321.0	41.6%	43.8%	8.3%

Selling and promotional

	Three Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Enrollment counselors’ compensation and related expenses	$98.5	$80.2	11.8%	10.9%	22.8%
Advertising	78.2	66.7	9.4%	9.1%	17.2%
Other selling and promotional expenses	26.1	15.1	3.1%	2.1%	72.8%
Share-based compensation	0.8	0.9	0.1%	0.1%	-11.1%

Selling and promotional	$203.6	$162.9	24.4%	22.2%	25.0%

General and administrative

	Three Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$26.0	$18.6	3.1%	2.5%	39.8%
Share-based compensation	8.7	2.9	1.0%	0.4%	200.0%
Legal, audit, and corporate insurance	8.8	3.1	1.1%	0.4%	183.9%
Administrative space and depreciation	6.8	5.2	0.8%	0.7%	30.8%
Other general and administrative expenses	10.6	16.3	1.3%	2.3%	-35.0%

General and administrative	$60.9	$46.1	7.3%	6.3%	32.1%

The following special items are included in general and administrative expenses:

	Three Months
	Ended May 31,
($ in millions)	2008	2007	Line item included in above
Fair value adjustment for former employee stock options	$—	$(0.1)	Other general and administrative expenses
Stock option investigation / financial statement restatement	—	7.7	Other general and administrative expenses

Subtotal	$—	$7.6

Apollo Group, Inc. and Subsidiaries
Detailed Expense Tables
Instructional costs and services

	Nine Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$360.1	$315.2	15.6%	15.8%	14.2%
Faculty compensation	197.4	173.8	8.5%	8.6%	13.6%
Classroom lease expenses and depreciation	157.7	152.8	6.8%	7.6%	3.2%
Other instructional costs and services	139.7	126.3	6.2%	6.3%	10.6%
Bad debt expense	79.3	83.3	3.4%	4.1%	-4.8%
Financial aid processing costs	57.7	45.9	2.5%	2.3%	25.7%
Share-based compensation	16.7	12.9	0.7%	0.6%	29.5%

Instructional costs and services	$1,008.6	$910.2	43.7%	45.3%	10.8%

Selling and promotional

	Nine Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Enrollment counselors’ compensation and related expenses	$283.6	$235.1	12.3%	11.7%	20.6%
Advertising	230.4	204.2	10.0%	10.2%	12.8%
Other selling and promotional expenses	65.4	43.0	2.8%	2.1%	52.1%
Share-based compensation	2.8	3.0	0.1%	0.1%	-6.7%

Selling and promotional	$582.2	$485.3	25.2%	24.1%	20.0%

General and administrative

	Nine Months
	Ended May 31,		% of Revenues		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$68.9	$50.4	3.0%	2.5%	36.7%
Share-based compensation	30.0	24.9	1.3%	1.2%	20.5%
Legal, audit, and corporate insurance	19.0	9.1	0.8%	0.5%	108.8%
Administrative space and depreciation	18.6	15.6	0.8%	0.8%	19.2%
Other general and administrative expenses	30.7	39.2	1.3%	2.0%	-21.7%

General and administrative	$167.2	$139.2	7.2%	7.0%	20.1%

The following special items are included in general and administrative expenses:

	Nine Months
	Ended May 31,
($ in millions)	2008	2007	Line item included in above
Stock option modifications	$—	$12.1	Share-based compensation
Fair value adjustment for former employee stock options	—	2.7	Other general and administrative expenses
Stock option investigation/ financial statement restatement	—	13.0	Other general and administrative expenses

Subtotal	$—	$27.8

Reconciliation of GAAP financial information to non-GAAP financial information

	Three Months			Nine Months
	Ended May 31,			Ended May 31,
(in millions, except per share amounts)	2008		2007	2008		2007
Net income as reported	$139.1		$131.4	$246.9		$305.7

Reconciling items:
Former employee fair value adjustments for stock options	—		—	—		12.1	(2)
Option investigation and restatement costs	—		7.7 (3)	—		13.0	(3)
Fair value adjustment for former employee stock options	—		(0.1)	—		2.7
Estimated securities litigation loss	1.6	(1)	—	170.0	(1)	—

	1.6		7.6	170.0		27.8
Less: tax effects	(0.6)		(3.0)	(66.7)		(11.0)

	1.0		4.6	103.3		16.8

Net income adjusted to exclude special items	$140.1		$136.0	$350.2		$322.5

Diluted income per share adjusted to exclude special items	$0.85		$0.78	$2.09		$1.85

Net income as reported	$139.1		$131.4	$246.9		$305.7

Reconciling items:
Share-based compensation	14.4		8.9	49.5		40.8
Option investigation and restatement costs	—		7.7 (3)	—		13.0	(3)
Fair value adjustment for former employee stock options	—		(0.1)	—		2.7
Estimated securities litigation loss	1.6	(1)	—	170.0	(1)	—

	16.0		16.5	219.5		56.5
Less: tax effects	(6.3)		(6.5)	(86.1)		(22.4)

	9.7		10.0	133.4		34.1

Net income adjusted to exclude share-based compensation expense and special items	$148.8		$141.4	$380.3		$339.8

Diluted income per share adjusted to exclude share-based compensation expense and special items	$0.91		$0.81	$2.27		$1.95

Diluted weighted average shares outstanding	163.8		174.6	167.7		174.6

(1)	The $1.6 million and $170.0 million charges for the three and nine months ended May 31, 2008, respectively, represent the estimated securities litigation loss.

(2)	The nine months ended May 31, 2007 include $12.1 million in former employee fair value adjustments for stock options, which is included in share-based compensation.

(3)	The $7.7 million and $13.0 million charges for the three and nine months ended May 31, 2007, respectively, represent costs related to the stock option investigation and restatement.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~
janess.pasinski@apollogrp.edu
Media Contact:
Alanna Vitucci ~ (480) 557-3901 ~ Alanna.Vitucci@apollogrp.edu